Exhibit 99

January 31, 2014

Press Release:

Cortland Bancorp Declares Quarterly Cash Dividend of $0.03 per Share

CORTLAND, Ohio – January 31, 2014 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared its regular quarterly cash dividend of $0.03 per share. The dividend will be payable on February 28, 2014, to common shareholders of record as of the close of business on February 10, 2014.

“This quarterly cash dividend reflects our continued commitment to return value to shareholders, and is a testament to the strength of our core banking franchise and the performance of our team members,” said James Gasior, Chief Executive Officer. “Our financial performance in 2013 shows stable top line revenues, a favorable core earnings capacity, increasing loan production, and solid capital ratios which exceed regulatory thresholds for ‘well-capitalized’ financial institutions.”

Cortland reported 2013 earnings of $1.78 million, or $0.39 per share, compared to $2.91 million, or $0.64 per share in 2012. Excluding the charges for the investment portfolio, which were $2.0 million pre-tax and $1.3 million after tax, Cortland would have earned $3.1 million, or $0.67 per share, in 2013.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.